Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Loren K. Jensen
Chief Financial Officer
TUESDAY MORNING
CORPORATION
972/934-7299

Laurey Peat
LAUREY PEAT + ASSOCIATES
214/871-8787

TUESDAY MORNING CORPORATION

ANNOUNCES 4% INCREASE IN SECOND QUARTER NET SALES

DALLAS, TX – July 7, 2005 — Tuesday Morning Corporation (NASDAQ: TUES) today reported that net sales increased 3.8% to $218.8 million for the second quarter ended June 30, 2005 compared to $210.7 million for the same period in 2004.  For the year-to-date period, sales are up 6.6% to $404.4 million in 2005 compared to $379.3 million at June 30, 2004.  Comparable store sales decreased 4.7% for the second quarter and 2.7% for the year-to-date period.

“This quarter we were going up against a very strong 6.6% comparable store gain in the second quarter of last year.  We are pleased to report that traffic was substantially equivalent to the strongest quarter of last year and that we expect to maintain solid earnings for the quarter,” stated Kathleen Mason, president and chief executive officer.  “Inventory levels are well under control and we continue to see excellent merchandise opportunities in the market for driving business in the back half of the year.”

Based on the second quarter sales results ending June 30, 2005, the Company currently expects diluted earnings per share in the second quarter to be approximately $0.25, an increase of 4% compared to reported earnings of $0.24 for the second quarter of 2004.

Tuesday Morning Corporation management will review second quarter financial results in a teleconference call on July 21, 2005 at 10:00 a.m. Eastern Time. The Company will release second quarter results prior to the call.

About Tuesday Morning

Tuesday Morning is the leading closeout retailer of upscale, decorative home accessories and famous-maker gifts in the United States. The Company opened its first store in 1974 and currently operates 692 stores in 45 states during periodic “sale events.” Tuesday Morning is nationally known for bringing its more than 7.5 million loyal customers a treasure hunt of high-end, first quality, brand name merchandise at prices 50% to 80% below department and specialty stores and catalogues.

This press release contains forward-looking statements, within the meaning of the federal securities laws and the Private Securities Litigation Reform Act of 1995, which are based on management’s current expectations, estimates and projections.  Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements.  Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those projected or implied in the forward-looking statements.  Such risks and uncertainties include: the success of new store openings, competitive factors, access to merchandise and unanticipated changes in consumer demand and economic trends, as well as other risks detailed in the company’s filings with the Securities and Exchange Commission, including the Company’s Registration Statement on Form S-3 and Annual Report on Form 10-K for the period ending December 31, 2004.

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